EXHIBIT 10.24

2000 Restricted Stock Awards

to Certain of the Company’s

General Managers in the United Kingdom

Each recipient received 6,000 shares of restricted stock under the attached documents.

Recipients:

Robert Ireland

Kevin Warren

COCA-COLA ENTERPRISES INC.

2000 Restricted Stock Award

TO:

DATE:    February 7, 2000

Coca-Cola Enterprises (the “Company”) has decided to make an award of restricted stock in 2000 to certain key employees of the Company and its subsidiaries whose continued service should be rewarded and encouraged. We are pleased to advise you that you have been awarded 6,000 shares of restricted stock, subject to the terms and conditions explained below.

1.	Restricted Stock Award. A share of restricted stock is an actual share of common stock of the Company. The stock certificate for your restricted stock award is issued in your name but held by the Company under a Stock Power that you give the Company. Your restricted stock will be transferred to you effective with the Company’s receipt of a signed copy of the enclosed Stock Power by mail or fax to:

Coca-Cola Enterprises Inc.

Attn: Theresa Byrd, Stock Plan Administrator

P.O. Box 723040

Atlanta, GA 31139-0040

(770) 989-3597

2.	Ownership Rights. As of the date this restrictive stock award is transferred to you, you will have the rights of ownership with respect to the shares, except such shares cannot be sold, pledged or transferred until the restrictions are removed, and it is subject to forfeiture, as described in this award document.You are entitled to vote shares of restricted stock and to receive any dividends paid on such shares.

3.	Vesting. In order for restricted shares of stock to vest, the restrictive legend on the share certificate must be removed. At that time you will have all the privileges of ownership and the certificates will be delivered to you. Restrictions will be removed from one-hundred percent (100%) of this award at the earliest to occur of:

a.	December 14, 2004, five years from the date on which this award is effective, if you are continuously employed by the Company or and Affiliated Company until that date, or

b.	Your death or disability.

4.	Effects of Termination on Unvested Restricted Stock. One-hundred percent (100%) of this award will be forfeited if it is not vested, in accordance with item 2, before or upon your termination of employment.

5.	Definitions. For purposes of this award of restricted stock:

a.	“Disability” means a determination, by a physician selected by the Company, that you are unable to perform the material duties of your position or a position to which the Company reassigns you.

b.	Your employment with the Company will not be considered terminated if you become immediately employed by The Coca-Cola Company or any company or business entity in which The Coca-Cola Company or the Company owns, directly or indirectly, 20% or more of the voting stock or capital and the Company agrees to such subsequent employment (“Affiliate Company”). Termination from such subsequent employment, however, shall be deemed termination from the Company, with the terms of this Agreement applicable thereto, unless you become immediately reemployed with the Company or another Affiliated Company.

6.	Tax Obligations. The following information, together with the information provided in Exhibit 1, summarizes the United Kingdom tax consequences associated with the transfer of restricted stock. As you will wish to consider these tax rules in conjunction with your own financial situation, the Company recommends that you consult your financial advisor about tax rules.

a.	The dividends will be taxable income to you in the year they are paid. The dividends will not be regarded as income from foreign investment and as such will not be subjected to deduction of income tax under PAYE. The dividends received will need to be reported on your UK tax return by completing a Foreign Income page even if you participate in the Company’s Dividend Reinvestment Plan. Dividends on additional shares purchased through the Dividend Reinvestment Plan will be reported on a Form 1099-DIV, which will be sent to you from our transfer agent. If you have any questions regarding the Dividend Reinvestment Plan, please contact Share Owner Relations at (770) 989-3796

b.	You will have taxable income equal to the value of your shares on the date such shares fully vest, as described above. Income received as a result of the vesting of restricted stock is subject to immediate PAYE withholding of income tax and National Insurance to the extent applicable. Payment to the Company or the relevant subsidiary of applicable taxes, or satisfactory arrangements to make such payment, is required immediately after the vesting of any portion of this award. The Company may retain custody of your shares of stock until such payments or arrangements are made or may deduct from any payment of any kind otherwise due you an amount equal to the amount required by law to be withheld from your income and remitted to the appropriate tax authorities.

c.	The analysis given above assumes that you are “resident and ordinarily resident” for UK tax purposes at the date of the award of the restricted stock. If you are not “ordinarily resident” in the UK, the tax implications of the award will be different. As already stated, the Company recommends that you consult your financial advisor about tax rules arising from the award of restricted stock.

7.	Adjustment in the Number of Shares. In the event there is any change in the number of shares of common stock of Coca-Cola Enterprises Inc. through stock dividends, through stock splits through recapitalization or merger, share exchange, consolidation or otherwise, the Company shall make such adjustment, if any, that it may deem appropriate in the number of shares of stock subject to this award.

8.	Acceptance of this Award. Your execution and return of the enclosed Stock Power indicates your acceptance of this award and the terms and conditions described in this award document.

9.	Governing Law. This award, and all determination made and actions taken with respect to this award, shall be governed by the laws of the State of Georgia, USA, and interpreted in accordance with such laws.

EXHIBIT

1.	United Kingdom Tax Consequences, Restrictions on Resale of Stock and Incorporation by Reference, Pertaining to Restricted Stock.